Exhibit 10.17

EMPLOYEE COVENANTS AGREEMENT

(VP OR ABOVE)

WHEREAS, in reliance upon employee’s commitment to comply with this Employee Covenants Agreement (“Agreement”), Loyalty Ventures Inc. (“LVI”) or any entity directly or indirectly controlling, controlled by, or under direct or indirect common control with LVI (each, an “Affiliate”) wishes to employ employee in a position of trust and confidence that involves access to Confidential Information (defined below), valuable business relationships and goodwill, and/or specialized training, which would give employee an unfair advantage in the marketplace if employee’s conduct was not subject to the limitations provided in this Agreement;

WHEREAS, LVI and employee wish to enter into this Agreement for the benefit of: (i) employee; and, (ii) LVI, any Affiliate that employs employee, and any Affiliate that has a legitimate business interest in the protections provided through this Agreement due to employee’s interaction with Affiliate or access to the Confidential Information or customers of Affiliate (collectively referred to herein as “Loyalty Ventures”);

WHEREAS, it is understood that for purposes of this Agreement, “Loyalty Ventures Business” means the line of business that Loyalty Ventures is engaged in, or is demonstrably planning or preparing to engage in, during employee’s employment, that employee has involvement with or access to Confidential Information about, and that Loyalty Ventures remains engaged in at the time of enforcement; by way of illustration and not limitation, Loyalty Ventures’ Business is currently understood to include (i) providing loyalty programs and related awards including  digital, online, and mobile point-of-sale consumer solutions, and (ii) providing marketing, analysis, data and support services and products related to the foregoing products and services for Loyalty Ventures customers; the nature of Loyalty Ventures’ Business is within the United States as well as international in scope, and is not limited to a particular geographic area.

NOW, THEREFORE, in consideration of employee’s employment and the wages and other benefits received through such employment, any bonus and/or eligibility to participate in incentive compensation plans if such apply to employee, and the mutual covenants of the parties to this Agreement provided below, the parties agree as follows:

1)	Confidential Information.
a)	In this agreement, “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible) related to Loyalty Ventures’ Business that employee first acquires or gains access to during or as a result of employee’s employment or other association with Loyalty Ventures if Loyalty Ventures has not authorized public disclosure of it and it is not readily available through proper means to the general public or third parties who are under no obligation to keep it confidential.
b)	Confidential Information shall be presumed to include (without limitation) the following items of non-public information:
i)	customer lists and records of customers and customer contact information, as well as customer communications, private customer contract terms, unique customer preferences and historical transaction data;
ii)	private bids, proposals, quotes, requests for proposal, and related analyses; financial records and analysis, and related non-public data regarding Loyalty Ventures’ financial performance;
iii)	business plans and strategies, forecasts and analyses;
iv)	unpatented inventions and related information, patent applications, technological innovations, originally created and/or customized software (including but not limited to features, specifications, and source code), blueprints, design details and specifications, formulas, and research and development information regarding products and services of Loyalty Ventures;
v)	internal business methods, procedures, techniques, processes, know how, systems and innovations; marketing plans, research and analyses; pricing information, and underlying pricing-related variables such as costs, volume discounting options, and profit margins not publicly published;
vi)	joint venture, partnership, and business (stock and asset) sale and acquisition opportunities identified by Loyalty Ventures and related analyses;
vii)	management evaluations of Loyalty Ventures’ resources/assets (such as technology, real estate, and employee job performance); and
viii)private contract terms with vendors and suppliers, and analysis of vendor and supplier business opportunities.

Due to its special value and utility as a compilation, a confidential compilation of information by Loyalty Ventures will remain protected even if individual items of information in it are public. Private disclosure of Confidential Information to parties Loyalty Ventures is doing business with for business purposes shall not cause the information to lose its protected status as Confidential Information under this Agreement.

c)	Information that belongs to a third party and is entrusted to Loyalty Ventures in confidence (“Third Party Confidential Information”) will be treated as Confidential Information and handled by employee in strict compliance with the agreement under which it is entrusted to Loyalty Ventures and in accordance with any applicable laws and regulations related to the confidentiality of such information (such as, but not limited to, laws governing confidentiality of personally identifiable information).

2)	Employee’s Nondisclosure Obligations.
a)	Employee will hold all Confidential Information in confidence and trust for the benefit of Loyalty Ventures. Employee will not engage in any copying, use or disclosure of Confidential Information beyond that which is: authorized in the course of employee’s duties for Loyalty Ventures, undertaken for the benefit of Loyalty Ventures, and conducted in strict compliance with Loyalty Ventures’ policies and procedures concerning the handling of such information. Employee will use reasonable care and diligence to prevent the unauthorized destruction, copying, or publication of Confidential Information. The foregoing will apply during employee’s term of employment and for so long thereafter as the information at issue continues to qualify as Confidential Information under this Agreement. Information that would qualify as a Loyalty Ventures’ trade secret absent this Agreement will remain protected as a trade secret of Loyalty Ventures for as long as it qualifies as a trade secret and no provision of this Agreement will be construed to eliminate or reduce these protections. The purpose of the foregoing restriction is the protection of Loyalty Ventures’ Confidential Information, and it shall not be construed or applied broadly as a general restraint of trade or covenant not to compete. Employee’s nondisclosure obligations under this Agreement shall not be construed to prohibit use of generally available knowledge, skill and education that is not specific to Loyalty Ventures but instead knowledge generic to the industry or profession.
b)	In the event employee is served with a subpoena, court order or similar legal mandate requiring the disclosure of Confidential Information, employee will provide Loyalty Ventures reasonable notice and opportunity to intervene and protect its Confidential Information prior to disclosure unless such notice is prohibited by law.

3)	Loyalty Ventures Intellectual Property.
a)	All inventions, developments, designs, discoveries, innovations, business methods, improvements, ideas, know how, copyright eligible works, trade secrets and other forms of legally protectable intellectual property (“Proprietary Developments”) that employee conceives, creates, discovers or develops related to Loyalty Ventures’ Business during Employee’s employment shall be considered “work made for hire” and the property of Loyalty Ventures.
b)	Employee hereby fully and finally assigns to LVI or its nominee all right, title and interest in and to any and all Proprietary Developments discovered, conceived, created, or made by employee (alone or with others) during employment (whether during regular working hours or not), that either: (i) relate to Loyalty Ventures’ Business or its actual or demonstrably anticipated research and development, (ii) were developed or discovered with the assistance of Confidential Information, tools, equipment, personnel or other resources of Loyalty Ventures, or (iii) are suggested by, related to, or result from any work performed by employee for Loyalty Ventures (hereafter “Loyalty Ventures’ Proprietary Developments”); provided, however, that nothing herein shall be construed to create or require the assignment of an invention that cannot be lawfully assigned by agreement under any applicable law that controls as to employee.

c)	Employee agrees to promptly disclose in writing to Loyalty Ventures all Loyalty Ventures’ Proprietary Developments that employee conceives, creates or develops during employment. Employee agrees, upon request and without compensation but at no expense to employee, to carry out the intent and purpose of the assignment of Loyalty Ventures’ Proprietary Developments covered in this Agreement by: (i) executing oaths, declarations, assignments, powers of attorney and other papers; (ii) communicating to Loyalty Ventures all facts known to employee relating to Loyalty Ventures’ Proprietary Developments, and the history thereof; and (iii) complying with requests of Loyalty Ventures for perfecting title to Loyalty Ventures’ Proprietary Developments, and for securing, maintaining and enforcing protection for Loyalty Ventures’ Proprietary Developments.
d)	Employee shall not be entitled to use Loyalty Ventures’ Proprietary Developments for employee’s benefit or the benefit of anyone except Loyalty Ventures without written permission from Loyalty Ventures and then only subject to the terms of such permission. Employee acknowledges that nothing herein is intended to give employee any rights to, ownership interest in, or license with respect to, any of the Confidential Information, any Loyalty Ventures’ Proprietary Developments, or any patent, trademark or copyright. Employee waives any moral rights which employee may have with respect to Loyalty Ventures’ Proprietary Developments and agrees not to assert same.
e)	Employee acknowledges and agrees that all records of Loyalty Ventures’ Proprietary Developments and Confidential Information (in any form, tangible or intangible) that employee acquires during employment shall be considered the property of Loyalty Ventures. Employee assigns to Loyalty Ventures any all rights and interests employee may have in such records.

4)	Protective Covenants

Employee agrees that confidentiality obligations and other provisions of this Agreement are insufficient standing alone to protect Loyalty Ventures’ trade secrets and other Confidential Information because some activities would by their nature lead to the undetectable and/or inadvertent use of trade secrets and other Confidential Information and cause irreparable harm to Loyalty Ventures’ business relationships and goodwill. Accordingly, employee agrees to comply with the additional reasonable and necessary restrictions (“Protective Covenants”) below to prevent such activities.

a)	Definitions.
i)	“Competitor” means any organization, entity or person who is engaged in Loyalty Ventures’ Business or is preparing to engage in Loyalty Ventures’ Business.
ii)	“Covered Customer” means a customer of Loyalty Ventures that employee had material contact or interaction with (directly or through persons under employee’s supervision) on behalf of Loyalty Ventures, or had access to Confidential Information about, in the Look Back Period. Material contact will be presumed to have occurred if employee participated in communications with the customer or received commissions or other beneficial credit for business Loyalty Ventures conducted with the customer. For purposes of the Protective Covenants, where permitted by law, a customer shall include a specifically identified customer prospect that Loyalty Ventures is actively pursuing in a demonstrable way when employee’s employment ends.
iii)	“Covered Employee” means an employee that employee worked with or gained knowledge of through employment with Loyalty Ventures. Where permitted by law, an individual who resigns from employment with Loyalty Ventures will also be treated as a Covered Employee for purposes of the Protective Covenants for a period of 90 days after the individual’s employment with Loyalty Ventures ends.
iv)	“Look Back Period” means the last two (2) years of employee’s employment with Loyalty Ventures, or whatever lesser period of time employee may have been employed with Loyalty Ventures, including any period of employment with a predecessor entity that is now a part of Loyalty Ventures through merger, acquisition, or otherwise.
v)	“Restricted Area” means the geographic territory that falls within employee’s assigned area of responsibility and/or expected scope of knowledge related to Loyalty Ventures’ Business. Except where employee is expressly assigned a smaller geographic area of responsibility and has commensurately limited access to Confidential Information, employee’s assigned area of responsibility and expected scope of knowledge related to Loyalty Ventures’ Business will be presumed to be the state employee resides in, and each additional state in the United States or equivalent in a foreign country where Loyalty Ventures does business, or plans to do business, that employee was provided Confidential Information about or had business related involvement with, directly or indirectly, in the Look Back Period.
vi)	“Solicit” (or “solicitation”) means to engage in acts or communications that are intended to or can reasonably be expected to induce or encourage a particular responsive action (such as buying a good or service or terminating a relationship), regardless of which party first initiates contact.
b)	Garden Leave. Employee is required to provide a minimum 90 days notice of resignation or intent to leave the employ of LVI or any Affiliate. Once notice of resignation has been given by the employee, LVI may excuse the employee from the performance of the employee’s duties and/or exclude the employee from any premises of LVI or any Affiliate. Base salary and other contractual benefits shall continue to be paid or provided to the employee for no more than 90 days from the date of the notice or resignation, subject to the terms of any governing agreements or plans. During any period where the employee is excused from their duties and/or excluded from LVI’s premises, employee shall not without prior written consent of LVI, contact either directly or indirectly any clients, customers, suppliers, contractors, or other employees of LVI or any Affiliate. During this period and at all times under this Agreement, employee shall conduct themself with good faith and duty of loyalty towards LVI and its Affiliates. This paragraph shall be referred to as the “Garden Leave.” LVI’s rights under this provision may be modified or waived in a writing signed by an authorized officer of LVI; no delay or failure to assert rights or remedies shall be construed as a waiver by LVI or any Affiliate.
c)	Customer Nonsolicit. During employment and for a period of twelve (12) months thereafter, employee will not, for the benefit of a Competitor, directly or through others, (i) solicit or assist in soliciting competing business from any Covered Customer, or (ii) knowingly encourage or induce a Covered Customer to stop or reduce doing business with Loyalty Ventures. This paragraph shall be referred to as the “Customer Nonsolicit.”
d)	Employee Nonsolicit. During employment and for a period of twelve (12) months thereafter, employee will not, for the benefit of a Competitor, directly or through others, (i) solicit or knowingly induce any Covered Employee of Loyalty Ventures to leave the employment of Loyalty Ventures, or (ii) assist a Competitor in hiring a Covered Employee. This paragraph shall be referred to as the “Employee Nonsolicit.”
e)	Prohibited Interference. During employment and for a period of twelve (12) months thereafter, employee will not, directly or through others, solicit or knowingly induce or encourage a supplier, vendor, or referral source of Loyalty Ventures to stop or reduce doing business with Loyalty Ventures. This paragraph shall be referred to as the “Prohibited Interference Clause.”
f)Customer Goodwill Protection. During the period of the Customer Nonsolicit restriction, employee will not capitalize on employee’s familiarity with a Covered Customer for the benefit of a Competitor by participating in the acceptance or servicing of competitive business with a Covered Customer. This paragraph shall be referred to as the “Goodwill Protection Clause.”
g)	The restrictions in the Customer Nonsolicit, Employee Nonsolicit, Prohibited Interference, and Customer Goodwill Protection clauses are understood to be reasonably limited by geography to those locations and/or places of business where the individual shielded from solicitation or interference (such as a customer) is located and available for solicitation or interference. However, if a different form of geographic limitation is required under applicable law for the restriction to be enforceable then the Restricted Area shall be deemed so limited.

The Protective Covenants do not prohibit general advertising that is not targeted at Loyalty Ventures’ customers or employees such as advertisements directed to the general public or “help wanted” ads. They do not prohibit a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company. The Protective Covenants will not be construed to generally prohibit employee’s employment in an entire industry or business sector, or to be an unreasonable restraint on employee’s ability to earn a living.

5)	Return of Loyalty Ventures Property.
a)	All memoranda, notes, lists, records, e-mails, computer files and other documents and information (and all copies, versions, and translations thereof) made or compiled by the employee or made available to the employee concerning or related to Loyalty Ventures and its business activities (“Company Records”) shall be the property of Loyalty Ventures.

b)	Employee agrees to return to Loyalty Ventures all Company Records, Confidential Information, documents, materials, computer hardware and software, supplies, calling or credit cards, keys, passes, cell phones, tablets, pagers and any other property or data that is the property of Loyalty Ventures or was provided by Loyalty Ventures for employee’s use as an employee of Loyalty Ventures when employee’s employment ends or earlier if requested by Loyalty Ventures. The return of such items shall be made at or before the time of termination of employment or, if that is not possible, as soon thereafter as is possible at the sole expense and responsibility of Loyalty Ventures.
c)	Employee’s obligation to return all Confidential Information and Company Records shall include returning all copies (including backup copies), reproductions, reprints and translations thereof, whether written, electronic or otherwise, in the possession of, or under the control of, the employee, without retaining any copies. Employee will cooperate in providing Loyalty Ventures access to all places and devices where or through which any Confidential Information has been transported or stored that are within employee’s control to confirm that employee’s obligation to return all Confidential Information (without retaining any copies) has been complied with.

6)	Injunctive Relief.

Employee agrees that damages alone would not be an adequate remedy for the irreparable harm to Loyalty Ventures that would result from violation of this Agreement, and that Loyalty Ventures shall be entitled to injunctive relief to secure specific performance and/or similar equitable remedy if a violation or threatened violation occurs. Employee hereby consents to the granting of such relief to enforce the provisions of this Agreement, and agrees that Loyalty Ventures may enforce its rights under this Agreement by bringing suit for injunctive relief or specific performance without payment of bond or security (provided that if a bond is required for injunctive relief to issue a bond of $1,000 shall be presumed sufficient). In the event that any restriction on employee herein is found to be unenforceable as written due to overbreadth, the restriction shall nonetheless be enforced to such lesser extent as the court (or arbitrator if applicable) deems reasonable and enforceable to accomplish the intent of the parties and the protection of Loyalty Ventures to the maximum extent allowed by law. In the event employee violates a post-employment restriction provided for in this Agreement that is limited by time, the time applicable to such restriction shall be extended by one day for each day employee is found to have been in violation of such restriction up to a maximum extension that is equal in length to the length of restraint originally provided for (an “Equitable Extension Period”) unless this provision would make the restriction unenforceable under applicable law.

7)	Loyalty and Conflicting Obligations.

During employment, employee shall have a duty of loyalty to Loyalty Ventures that includes the obligation to comply with Loyalty Ventures’ policies regarding avoiding conflicts of interest (such as competitive activities), reporting potential conflicts of interest, and informing Loyalty Ventures of any business opportunities related to its line of business that employee becomes aware of in a timely manner so that it may take advantage of such business opportunities wherever possible. Employee is under no binding legal obligations (by contract or otherwise) that would prevent employee from performing the duties of employee’s position with Loyalty Ventures, and if subject to any limiting obligations they have been identified in a writing submitted to Loyalty Ventures simultaneous with the execution of this Agreement.

8)	Protected Conduct

Nothing in this Agreement prohibits employee from opposing or reporting to the applicable law-enforcement agency (such as the Securities and Exchange Commission) any conduct that employee reasonably and in good faith believes is a violation of law, requires notice of approval from Loyalty Ventures before doing so, or prohibits cooperating in an investigation conducted by such a government agency. Employee is given notice that pursuant to the 2016 Defend Trade Secrets Act: (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the legal proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by legally binding order.

9)	General.
a)	Independent Legal Advice. Employee acknowledges that employee has been advised by Loyalty Ventures to obtain independent legal advice, and has had an opportunity to obtain such advice, with respect to the Agreement.
b)	Entire Agreement. This is the entire agreement and supercedes all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be amended except by the written agreement of the parties hereto. Employee expressly warrants that no promise or agreement that is not herein expressed has been made to employee in executing this Agreement and that employee is not relying upon any statement or representation of Loyalty Ventures not expressly contained in this Agreement. The introductory provisions of this Agreement (including “Whereas” clauses) are a material and substantive part of this Agreement.
c)	No Waiver / Survival. Loyalty Ventures’ rights under this Agreement can only be modified or waived in a writing signed by an authorized officer of Loyalty Ventures; no delay or failure to assert rights or remedies shall be construed as a waiver by Loyalty Ventures. The post-employment restrictions applicable to employee under this Agreement shall survive the termination of employment regardless of the cause of the termination or which party terminates the relationship. This Agreement will be deemed to continue in effect despite any changes in terms and conditions of employee’s employment (including, but not limited to, changes in compensation, promotions, transfers, relocations, and changes in job duties).
d)	Severability. Each covenant by employee contained in this Agreement shall be independent and severable from the others. The presence of a claim or cause of action by employee against Loyalty Ventures, whether meritorious or not, shall not constitute a defense to the enforcement of employee’s obligations under this Agreement. If a restriction provided for in this Agreement cannot be enforced as written due to overbreadth (such as time, scope of activity, or geography) within the jurisdiction of the relevant court or arbitrator, the court or arbitrator will (for purposes of that jurisdiction) enforce the restrictions to such lesser extent as is allowed by law and/or reform the restriction to protect Loyalty Ventures’ legitimate business interests. If, despite the foregoing, a provision contained in this Agreement is determined to be void, illegal or unenforceable, then it shall be severed and the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein.
e)	Assignment and Beneficiaries. Employee’s obligations under this Agreement are personal in nature and cannot be assigned or transferred without the consent of Loyalty Ventures. This Agreement shall automatically inure to the benefit of LVI, and its subsidiaries, affiliates, successor(s), and assigns, without the need for any further action by employee. Employee acknowledges that LVI and all Affiliates that constitute Loyalty Ventures shall have the right to enforce this Agreement to protect their interests without such treatment imputing employer status on to any entity that is not otherwise characterized as employee’s employer in LVI records. Employee acknowledges that the obligations of any one Loyalty Ventures entity to employee may be satisfied by another Loyalty Ventures entity without the need for employee’s consent. Employee expressly agrees to the assignment of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by Loyalty Ventures, or relating to a change in ownership of all or part of its assets or the assets of its subsidiaries, affiliates or divisions.
f)	Governing Law / Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any choice of law rules of Texas or another state to the contrary; provided, however, that any agreement to arbitrate between the parties (if there is one) will be controlled by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and federal law. Subject to the limitations contained in any arbitration agreement between the parties (if there is one), the parties expressly consent to the exclusive jurisdiction and venue in the United States District Court for the Eastern District of Texas, Sherman/Plano Division, or the District Courts of Collin County, Texas, and all applicable appellate courts. Accordingly, any action or proceeding brought by either party that is based on, or derives from, this Agreement will be brought in such courts.
g)	Employment at Will / Preservation of Rights / Presumptions. Employee agrees and acknowledges that employee’s employment may be terminated at any time, with or without cause. Nothing in this Agreement or in any policy statement or manual shall be construed to limit Loyalty Ventures’ right to terminate this employment relationship at any time. Nothing in this Agreement shall be construed to eliminate or diminish any rights or remedies Loyalty Ventures would have concerning the protection of its interests absent this Agreement. To overcome a presumption provided for in this Agreement, employee must present clear and convincing evidence, and if a presumption provided for in this Agreement would make a term of this Agreement unenforceable then it shall be severed and deemed inapplicable to that term.

[Signature page follows]

IN WITNESS WHEREOF, Loyalty Ventures and employee have entered into this Agreement as of the date employee executes this Agreement (reflected below) unless employee is entering into this Agreement as part of employee’s original hiring, transfer or promotion into a new position in which case this Agreement is understood to be made and effective as of the first day of employee’s employment in such new position (whether reduced to writing on that specific date or not).

Loyalty Ventures Inc.Employee

Authorized SignatureEmployee’s Signature

Printed NamePrinted Name

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